UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 25, 2011

IAC/INTERACTIVECORP

(Exact name of Registrant as specified in charter)

Delaware	0-20570	59-2712887
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

555 West 18th Street, New York, NY	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 314-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.                                          Completion of Acquisition or Disposition of Assets.

On August 25, 2011, Match.com, a subsidiary of IAC/InterActiveCorp (‘‘IAC’’ or the “Registrant”), completed the purchase of the 11,735,405 shares of Meetic S.A., a French stock corporation (“Meetic”), that were tendered during the initial offer period pursuant to the tender offer launched on July 8, 2011 by a wholly-owned subsidiary of Match.com.  The purchased shares include the approximately 3.7 million Meetic shares tendered by Meetic’s founder, Marc Simoncini, pursuant to his agreement with Match.com.

The aggregate price for the purchased shares was approximately €176 million (approximately $255 million at current exchange rates), based on the offer price of €15.00 per share.  After giving effect to this purchase, Match.com holds approximately 17.8 million Meetic shares, representing approximately 77.6% of Meetic’s share capital.

On August 19, 2011, the offer was reopened to allow those shareholders who did not tender their shares during the initial offer period to tender their shares at the same offer price.  This subsequent offer will expire on September 1, 2011, and any Meetic shares tendered during this subsequent offer period will be purchased by Match.com on or before September 19, 2011.

Item 9.01.                                          Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The financial statements required by this Item are not being filed herewith.  The financial statements will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial statements required by this Item are not being filed herewith.  The pro forma financial statements will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IAC/INTERACTIVECORP

By:	/s/ Gregg Winiarski
Name:	Gregg Winiarski
Title:	Senior Vice President and
General Counsel

Date:  August 30, 2011